OrthoPediatrics Corp. Announces FDA 510(k) Clearance for its 25th Surgical System, Pediatric Nailing Platform |FEMUR

WARSAW, Indiana, May 14, 2018 - OrthoPediatrics Corp. (NASDAQ: KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, is pleased to announce U.S. Food and Drug Administration (FDA) 510k clearance for the Pediatric Nailing Platform | FEMUR, the Company’s 25th surgical system. The new system utilizes high precision, innovative, and best-in-class instruments to accompany two distinct pediatric-specific nail offerings. The platform is an unparalleled upgrade to the legacy system and the next step in the evolution of the Company’s Intramedullary Nailing franchise.

Luis Vega, MD, OrthoPediatrics’ Engineering Director of Trauma and Deformity Correction, stated, “Our team is excited about the Pediatric Nailing Platform. We worked alongside pediatric orthopedic surgeons to create a system which features dedicated child and adolescent offerings, enhanced fixation options, and state-of-the-art instrumentation. The new platform will allow surgeons to treat a wider range of children and pathologies and serve as the foundation for future intramedullary nailing endeavors.”

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on providing a comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 25 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma & deformity, scoliosis and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 38 countries outside the United States.

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Tram Bui / Emma Poalillo
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